EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 13, 2012, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of GeoResources, Inc. on Form 10-K for the year ended December 31, 2011. We hereby consent to the incorporation by reference of said reports in the Registration Statements of GeoResources, Inc. on Form S-3 (File No. 333-144831, effective August 13, 2007; File No. 333-152041, effective July 10, 2008; and File No. 333-178710, effective February 10, 2012) and on Form S-8 (File No. 333-145221, effective August 8, 2007, File No. 333-149216, effective February 13, 2008 and File No. 333-175697, effective July 21, 2011).

/s/ Grant Thornton LLP

Houston, Texas

March 13, 2012